UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

____________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): February 1, 2012

VCA ANTECH, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-16783	95-4097995
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

12401 West Olympic Boulevard
Los Angeles, California 90064-1022
(Address of Principal Executive Offices, Zip Code)

(310) 571-6500
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01      Other Events.

On February 1, 2012, VCA Antech, Inc., a Delaware corporation (“VCA”), acquired ThinkPets, Inc., a Delaware corporation (“ThinkPets”).  The acquisition was effected by a merger (the “Merger”).  VCA intends to consolidate the business of ThinkPets with its recently acquired subsidiary Vetstreet, Inc.

The combination of ThinkPets with Vetstreet is expected to improve the products and services it offers to the clients of both companies.  It will provide ThinkPets’ existing client base a more robust platform of services which will allow them to communicate more effectively with their clients and pet owners. In addition, combining HealthyPet Magazine to its portfolio will enable Vetstreet to expand the quality of pet owner education that it offers to animal health professionals and their clients.

VCA paid $21.0 million to acquire all of the outstanding capital stock of ThinkPets (the “Merger Consideration”), payable by delivery of 473,389 shares of VCA common stock and $10,500,000 in cash.  The shares of VCA common stock were valued based on the daily volume weighted average closing sales price of the VCA common stock for the 10 consecutive trading days ending on the trading day immediately preceding the Merger.

At the time of the merger, Bob Antin, our CEO and Chairman of the Board, owned 54% of the common stock of ThinkPets, and served as a director of ThinkPets, and Art Antin, our Chief Operating Officer, owned 8% of the common stock of ThinkPets.

In accordance with its charter, our Audit Committee is responsible for reviewing and approving all related-party transactions.  To assist in its deliberations, the Audit Committee retained the services of an internationally recognized financial advisory firm, which opined that the merger consideration to be issued and paid by VCA is fair, from a financial point of view, to VCA.  Following receipt of this opinion, both the Audit Committee and our Board of Directors unanimously approved the Merger.  Due to the related party nature of the Merger, Bob Antin recused himself from all Board meetings wherein the Merger was discussed and did not vote in connection with the Merger.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

February 6, 2012	VCA ANTECH, INC.

	By:	/s/ Tomas W. Fuller
	Name:	Tomas W. Fuller
	Title:	Chief Financial Officer

Exhibit Index

Exhibit
Number                                Description

99.1                                      Press Release issued by VCA Antech, Inc., dated February 1, 2012.